UNITED STATES

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SCHEDULE 14A

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EXXON MOBIL CORPORATION

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Exxon Mobil Corporation	Jeffrey J. Woodbury
5959 Las Colinas Boulevard Irving, Texas 75039-2298	Vice President, Investor Relations and Secretary

May 16, 2016

Dear ExxonMobil Shareholders:

To address comments and questions raised by some shareholders regarding Item 12 - Report on Impacts of Climate Change Policies in ExxonMobil’s Proxy Statement, we would like to emphasize the following:

1.	ExxonMobil’s Outlook for Energy, available at www.exxonmobil.com/energyoutlook, is not a “business as usual” forecast of global energy supply/demand. It includes impacts from anticipated government policies to reduce greenhouse gas emissions that are consistent with the nationally determined contributions under the Paris Agreement, and in fact anticipates further government actions beyond those committed under the Paris Agreement. In other words, the Company’s Outlook, which is reviewed and updated annually, does encompass the results of COP 21 in its planning basis. ExxonMobil’s projected energy demand and sources of supply as detailed in the Outlook are generally consistent with other third-party forecasting organizations, such as the International Energy Agency (IEA) as well as published reports by industry peers.

2.	ExxonMobil has already reported on the potential impact of a “low carbon scenario” (representative of a 2 degree Celsius scenario as requested by proponents) in its 2014 published white paper, entitled Energy and Carbon – Managing the Risks (http://corporate.exxonmobil.com/en/current-issues/climate-policy/climate-perspectives/engagement-to-address-climate-change). As that paper shows (Page 11), even in IEA’s 450 scenario, which represents an energy pathway consistent with 2 degree Celsius, significant hydrocarbon investment will be necessary to meet demand requirements.

3.	Our investments are “stress tested” across a broad range of economic variables, not just a single scenario, to help ensure economic viability, resilience, and long-term value creation.

4.	ExxonMobil actively participates in a coalition of oil and gas producers, the International Petroleum Industry Environmental Conservation Association (IPIECA). IPIECA addresses the pathway to a low carbon emissions future in its Paris Puzzle publication (www.ipieca.org/paris-puzzle), publicly addressing the same topic as the Oil and Gas Climate Initiative (OGCI) but through a structured, long-established organization that has standing with the United Nations and whose members provide close to 60% of the world’s energy.

5.	ExxonMobil maintains committed research in low carbon emission technologies including algae and carbon capture and sequestration. More information can be found at www.exxonmobil.com/technology.

In summary, we believe that ExxonMobil’s current processes sufficiently test the portfolio to ensure long-term shareholder value and resilience, and we remain confident in the commercial viability of our portfolio. For further discussion on this proposal and other important items, please review our proxy materials at www.exxonmobil.com/proxymaterials.

Thank you for your continued support.

Sincerely,